Exhibit 99.1

Greg Parker
Investor Relations
210/220-5632 or
Renee Sabel
Media Relations
210/220-5416

FOR IMMEDIATE RELEASE

October 22, 2008

CULLEN/FROST REPORTS OUTSTANDING 3Q PERFORMANCE, GROWTH

AMID FINANCIAL CRISIS

Hurricane Ike Costs Biggest Impact on Results

SAN ANTONIO – Cullen/Frost Bankers, Inc. (NYSE: CFR) today reported earnings for the third quarter of 2008 of $49.0 million, compared to the $56.5 million reported for the same period in 2007. On a per-share basis, net income for the quarter was $.82 per diluted common share, compared to the $.95 per diluted common share reported a year earlier. Approximately $10 million of the provision for possible loan losses or $.11 on an after-tax per-share basis was related to the projected impact of Hurricane Ike on the Corporation’s operations in the Houston and Galveston markets. Return on average assets and return on average equity for the third quarter of 2008 were 1.44 percent and 12.39 percent, respectively, compared to 1.72 percent and 16.44 percent for the same quarter in 2007.

For the third quarter of 2008, net interest income on a tax-equivalent basis was $139.7 million, a 3.7 percent increase compared to the $134.7 million for the same quarter of 2007. Average loans for the third quarter of 2008 rose 13.4 percent, to $8.4 billion, compared to the $7.4 billion reported for the third quarter a year earlier. Average deposits for the quarter increased to $10.4 billion, up 1.5 percent over the $10.3 billion reported for the third quarter of 2007.

“Cullen/Frost continues to generate positive results in the midst of a financial storm that has taken many banks with it,” said Dick Evans, chairman and CEO. “But the storm that affected us the most this quarter was Hurricane Ike – a Texas-sized natural disaster that slammed the Texas coast at Galveston and Houston. Thanks to extraordinary planning and execution, most of our Houston locations were up and running within a week, and Galveston locations were operational two weeks later.

“We generated solid growth in non-interest income, including an 11.3 percent increase in trust income. I was pleased to see loans rise by over 13 percent, as deposits were up about 2 percent. It was also good to see the net interest margin up six basis points over the previous quarter to 4.74 percent. In the first few weeks of the fourth quarter, we are seeing an increase in deposits as consumers and businesses alike, considering Frost a safe haven, move money and relationships to our company.

“This quarter we opened new financial centers in Houston and San Antonio, including our first on a college campus at the University of Texas at San Antonio, with additional locations opening in the coming months. We are fortunate to operate only in the state of Texas, in some of the top markets in the country. With a senior management team on board who helped us survive the 1980s, we have a proven track record of managing through challenging financial times. Our exceptional staff continues to perform at a high level, and that was never more evident than during the hurricane, when many employees went above and beyond to make sure we took care of our customers as well as fellow employees. I am deeply grateful for their dedication.”

For the first nine months of 2008, earnings were $154.3 million, or $2.61 per diluted common share, compared to $157.4 million, or $2.62 per diluted common share, for the same period in 2007. Returns on average assets and equity for the first nine months of 2008 were 1.53 percent and 13.23 percent respectively, compared to 1.62 percent and 15.21 percent for the same period a year earlier.

Noted financial data for the third quarter of 2008 follows.

•

Tier 1 and Total Risk-Based Capital Ratios for the Corporation at the end of the third quarter of 2008 were 10.3 percent and 12.7 percent, respectively. These same ratios for Frost Bank were 10.4 percent and 11.9 percent, respectively. These capital ratios for the Corporation and Frost Bank are well in excess of the levels necessary to be considered well-capitalized.

•

Net-interest income on a taxable equivalent basis for the third quarter totaled $139.7 million, an increase of 3.7 percent compared to $134.7 million for the same period a year ago. This increase primarily resulted from an increase in the average volume of earning assets and an increase in the net interest margin. The net interest margin was 4.74 percent for the third quarter of 2008, an increase of five basis points compared to 4.69 percent for the third quarter of 2007, and up six basis points from 4.68 percent for the second quarter of 2008.

•	Non-interest income for the third quarter of 2008 totaled $77.3 million, a 9.3 percent increase from $70.8 million reported for the third quarter of 2007.

Trust income rose $2.0 million to $19.7 million, an 11.3 percent increase from a year earlier, primarily from increases in oil and gas trust management fees, up $1.3 million, and investment fees, up $629 thousand.

Service charges on deposit accounts were $22.6 million, up $1.9 million or 9.4 percent, compared to $20.7 million for the third quarter of 2007. Impacting this rise was a $2.1 million increase in service charges on commercial accounts, resulting from higher treasury management fees. A drop in the earnings credit rate for commercial accounts, compared to a year earlier, impacted treasury management fees. When interest rates are lower, customers earn less credit for their deposit balances, and this, in turn, increases the amount of service charges to be paid for through fees.

Other non-interest income was $15.9 million, a 14.6 percent increase over the $13.8 million reported the same quarter a year earlier.

Insurance commissions and fees were $8.3 million, compared to $7.7 million reported the same quarter a year earlier.

•

Non-interest expense was $123.0 million for the quarter, up $9.4 million, or 8.3 percent, from the $113.6 million reported a year earlier. Total salaries and wages and related employee benefits rose to $68.5 million, up 7.5 percent, compared to the third quarter of 2007. This increase was impacted by normal annual merit increases, combined with increases in the number of employees and increases in incentive compensation. Net occupancy expense was $10.3 million, an increase of $833 thousand from the third quarter last year due mainly to increases in utilities and building maintenance. Furniture and equipment was $9.7 million, which was up $864 thousand from the same quarter last year. This increase occurred due to increases in service contracts expense, depreciation expense related to furniture and fixtures and software maintenance expense. Other expenses rose $3.2 million, from the third quarter last year. Significant components of this increase included FDIC insurance expense, up $1.6 million, and sundry expense from various miscellaneous items, up $1.4 million. Included in the sundry expense increase was a $1.0 million for costs related to the impact on operations in Houston and Galveston from Hurricane Ike.

•

For the third quarter of 2008, the provision for possible loan losses was $18.9 million, compared to net charge-offs of $6.4 million. For the third quarter of 2007, the provision for possible loan losses was $5.8 million, compared to net charge-offs of $9.6 million. Approximately $10 million of the provision for possible loan losses was related to Hurricane Ike, which impacted the Corporation’s operations in Houston and Galveston during the third quarter of 2008. The allowance for possible loan losses as a percentage of total loans was 1.25 percent at September 30, 2008, compared to 1.24 percent at the end of the third quarter last year and 1.13 percent at the end of the second quarter of 2008.

In light of the national financial crisis and the enactment of the Emergency Economic Stabilization Act of 2008, U.S. government agencies are taking various actions in an attempt to enhance financial stability. These include the U.S. Treasury Department’s Troubled Asset Relief Program Capital Purchase Program, which offers to all U.S. banking organizations the opportunity to issue and sell preferred stock, along with warrants to purchase common stock, to the U.S. Treasury on what may be considered attractive terms. In addition, the FDIC has initiated the Temporary Liquidity Guarantee Program that will provide a 100 percent guarantee for a limited period of time to newly issued senior unsecured debt and non-interest bearing transaction deposits. Coverage under the Temporary Liquidity Guarantee Program is available for 30 days without charge and thereafter at a cost of 75 basis points per annum for senior unsecured debt and 10 basis points per annum for non-interest bearing transaction deposits. Although Cullen/Frost’s and Frost Bank’s capital ratios remain well above the minimum levels required for well capitalized status and have not been adversely affected in any significant respect by the national financial crisis, Cullen/Frost is assessing its participation in both programs but has not yet made a definitive decision as to whether it will participate.

Cullen/Frost Bankers, Inc. will host a conference call on Wednesday, October 22, 2008, at 10:00 a.m. Central Time (CT) to discuss the results for the quarter. The media and other interested parties are invited to access the call in a “listen only” mode at 1-800-944-6430. Digital playback of the conference call will be available after 2:00 p.m. CT until midnight Sunday, October 26, 2008 at 800-642-1687 with Conference ID # of 68273995. The call will also be available by webcast at the URL listed below and available for playback after 2:00 p.m. CT. After entering the Web site, www.frostbank.com, go to “About Frost” on the top navigation bar, then click on Investor Relations.

Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with assets of $14.1 billion at September 30, 2008. The corporation provides a full range of commercial and consumer banking products, investment and brokerage services, insurance products and investment banking services. Frost operates more than 100 financial centers across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost is the largest Texas-based banking organization that operates only in Texas, with a legacy of helping clients with their financial needs during three centuries.

Forward-Looking Statements and Factors that Could Affect Future Results

Certain statements contained in this Earnings Release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in the Corporation’s future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Corporation that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes”, “anticipates”, “expects”, “intends”, “targeted”, “continue”, “remain”, “will”, “should”, “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	Local, regional, national and international economic conditions and the impact they may have on the Corporation and its customers and the Corporation’s assessment of that impact.

•	Volatility and disruption in national and international financial markets.

•	Government intervention in the U.S. financial system.

•	Changes in the level of non-performing assets and charge-offs.

•	Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.

•	The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board.

•	Inflation, interest rate, securities market and monetary fluctuations.

•	Political instability.

•	Acts of God or of war or terrorism.

•	The timely development and acceptance of new products and services and perceived overall value of these products and services by users.

•	Changes in consumer spending, borrowings and savings habits.

•	Changes in the financial performance and/or condition of the Corporation’s borrowers.

•	Technological changes.

•	Acquisitions and integration of acquired businesses.

•	The ability to increase market share and control expenses.

•	Changes in the competitive environment among financial holding companies and other financial service providers.

•	The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which the Corporation and its subsidiaries must comply.

•

The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.

•	Changes in the Corporation’s organization, compensation and benefit plans.

•

The costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews.

•	Greater than expected costs or difficulties related to the integration of new products and lines of business.

•	The Corporation’s success at managing the risks involved in the foregoing items.

Forward-looking statements speak only as of the date on which such statements are made. The Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

(In thousands, except per share amounts)

	2008			2007
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
CONDENSED INCOME STATEMENTS
Net interest income	$134,736	$131,328	$129,880	$130,760	$130,624
Net interest income(1)	139,655	136,223	134,767	135,269	134,704
Provision for possible loan losses	18,940	6,328	4,005	3,576	5,784
Non-interest income:
Trust fees	19,749	19,040	18,282	18,009	17,749
Service charges on deposit accounts	22,642	21,634	19,593	21,044	20,696
Insurance commissions and fees	8,261	7,015	11,158	5,979	7,695
Other charges, commissions and fees	10,723	9,496	6,931	7,949	10,772
Net gain (loss) on securities transactions	78	(56)	(48)	15	—
Other	15,862	13,452	14,312	13,387	13,844

Total non-interest income	77,315	70,581	70,228	66,383	70,756

Non-interest expense:
Salaries and wages	57,803	54,534	55,138	54,069	52,996
Employee benefits	10,677	11,912	14,113	9,945	10,727
Net occupancy	10,342	10,091	9,647	10,198	9,509
Furniture and equipment	9,657	9,182	8,950	8,870	8,793
Intangible amortization	1,976	1,955	2,046	2,162	2,184
Other	32,517	32,416	30,146	28,906	29,358

Total non-interest expense	122,972	120,090	120,040	114,150	113,567

Income before income taxes	70,139	75,491	76,063	79,417	82,029
Income taxes	21,174	22,944	23,283	24,717	25,566

Net income	$48,965	$52,547	$52,780	$54,700	$56,463

PER SHARE DATA
Net income - basic	$0.83	$0.89	$0.90	$0.94	$0.97
Net income - diluted	0.82	0.89	0.89	0.93	0.95
Cash dividends	0.42	0.42	0.40	0.40	0.40
Book value at end of quarter	27.16	26.11	26.85	25.18	23.74

OUTSTANDING SHARES
Period-end shares	59,299	59,081	58,747	58,662	58,423
Weighted-average shares - basic	58,932	58,733	58,538	58,387	58,439
Dilutive effect of stock compensation	433	483	520	598	731
Weighted-average shares - diluted	59,365	59,216	59,058	58,985	59,170

SELECTED ANNUALIZED RATIOS
Return on average assets	1.44%	1.56%	1.59%	1.65%	1.72%
Return on average equity	12.39	13.44	13.89	15.18	16.44
Net interest income to average earning assets(1)	4.74	4.68	4.67	4.70	4.69

(1)	Taxable-equivalent basis assuming a 35% tax rate.

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2008			2007
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$8,434	$8,187	$7,918	$7,560	$7,436
Earning assets	11,712	11,717	11,605	11,422	11,340
Total assets	13,486	13,518	13,382	13,169	13,026
Non-interest-bearing demand deposits	3,605	3,531	3,518	3,483	3,567
Interest-bearing deposits	6,797	6,885	6,876	6,765	6,685
Total deposits	10,402	10,416	10,394	10,248	10,252
Shareholders’ equity	1,573	1,573	1,529	1,429	1,363

Period-End Balance:
Loans	$8,596	$8,354	$8,013	$7,769	$7,461
Earning assets	11,984	11,608	11,874	11,556	11,492
Goodwill and intangible assets	553	554	556	558	560
Total assets	14,061	13,671	13,794	13,485	13,167
Total deposits	10,618	10,627	10,728	10,530	10,096
Shareholders’ equity	1,611	1,542	1,577	1,477	1,387
Adjusted shareholders’ equity(1)	1,593	1,557	1,513	1,484	1,445

ASSET QUALITY
($ in thousands)
Allowance for possible loan losses	$107,109	$94,520	$92,498	$92,339	$92,263
as a percentage of period-end loans	1.25%	1.13%	1.15%	1.19%	1.24%

Net charge-offs	$6,351	$4,306	$3,846	$3,500	$9,592
Annualized as a percentage of average loans	0.30%	0.21%	0.20%	0.18%	0.51%

Non-performing assets:
Non-accrual loans	$45,475	$40,485	$28,642	$24,443	$21,356
Foreclosed assets	9,683	9,146	7,944	5,406	5,023

Total	$55,158	$49,631	$36,586	$29,849	$26,379
As a percentage of:
Total loans and foreclosed assets	0.64%	0.59%	0.46%	0.38%	0.35%
Total assets	0.39	0.36	0.27	0.22	0.20

CONSOLIDATED CAPITAL RATIOS
Tier 1 Risk-Based Capital Ratio	10.33%	10.15%	9.98%	9.96%	10.07%
Total Risk-Based Capital Ratio	12.67	12.68	12.55	12.59	12.83
Leverage Ratio	9.04	8.69	8.51	8.37	8.01
Equity to Assets Ratio (period-end)	11.46	11.28	11.43	10.95	10.53
Equity to Assets Ratio (average)	11.66	11.63	11.42	10.85	10.46

(1)	Shareholders’ equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

(In thousands, except per share amounts)

	Nine Months Ended September 30,
	2008	2007
CONDENSED INCOME STATEMENTS
Net interest income	$395,944	$387,977
Net interest income(1)	410,647	398,926
Provision for possible loan losses	29,273	11,084
Non-interest income
Trust fees	57,071	52,350
Service charges on deposit accounts	63,869	59,674
Insurance commissions and fees	26,434	24,868
Other charges, commissions and fees	27,150	24,609
Net gain (loss) on securities transactions	(26)	—
Other	43,626	40,347

Total non-interest income	218,124	201,848

Non-interest expense
Salaries and wages	167,475	155,913
Employee benefits	36,702	37,150
Net occupancy	30,080	28,626
Furniture and equipment	27,789	23,951
Intangible amortization	5,977	6,698
Other	95,079	95,958

Total non-interest expense	363,102	348,296

Income before income taxes	221,693	230,445
Income taxes	67,401	73,074

Net income	$154,292	$157,371

PER SHARE DATA
Net income - basic	$2.63	$2.66
Net income - diluted	2.61	2.62
Cash dividends	1.24	1.14
Book value at end of period	27.16	23.74

OUTSTANDING SHARES
Period-end shares	59,299	58,423
Weighted-average shares - basic	58,736	59,142
Dilutive effect of stock compensation	483	820
Weighted-average shares - diluted	59,219	59,962

SELECTED ANNUALIZED RATIOS
Return on average assets	1.53%	1.62%
Return on average equity	13.23	15.21
Net interest income to average earning assets(1)	4.69	4.69

(1)	Taxable-equivalent basis assuming a 35% tax rate.

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	As of or for the Nine Months Ended September 30,
	2008	2007
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$8,181	$7,432
Earning assets	11,678	11,312
Total assets	13,463	13,001
Non-interest-bearing demand deposits	3,551	3,538
Interest-bearing deposits	6,853	6,663
Total deposits	10,404	10,201
Shareholders’ equity	1,558	1,383

Period-End Balance:
Loans	$8,596	$7,461
Earning assets	11,984	11,492
Goodwill and intangible assets	553	560
Total assets	14,061	13,167
Total deposits	10,618	10,096
Shareholders’ equity	1,611	1,387
Adjusted shareholders’ equity(1)	1,593	1,445

ASSET QUALITY
($ in thousands)
Allowance for possible loan losses	$107,109	$92,263
As a percentage of period-end loans	1.25%	1.24%

Net charge-offs:	$14,503	$14,906
Annualized as a percentage of average loans	0.24%	0.27%

Non-performing assets:
Non-accrual loans	$45,475	$21,356
Foreclosed assets	9,683	5,023

Total	$55,158	$26,379
As a percentage of:
Total loans and foreclosed assets	0.64%	0.35%
Total assets	0.39	0.20

CONSOLIDATED CAPITAL RATIOS
Tier 1 Risk-Based Capital Ratio	10.33%	10.07%
Total Risk-Based Capital Ratio	12.67	12.83
Leverage Ratio	9.04	8.01
Equity to Assets Ratio (period-end)	11.46	10.53
Equity to Assets Ratio (average)	11.57	10.64

(1)	Shareholders’ equity excluding accumulated other comprehensive income (loss).